Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and in Amendment No. 1 to Registration Statements No. 333-142278 and No. 333-146832 on Form S-3 of our report dated March 10, 2010, relating to the consolidated balance sheet of DCP Midstream GP, LP (a wholly owned subsidiary of DCP Midstream, LLC) as of December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of the amended provisions of ASC 810, Consolidation, as it pertains to noncontrolling interests) appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 10, 2010